Exhibit 99.1

CORMEDIX INC. Announces fda acceptance for filing and priority review of new drug application for defencath

•     FDA sets PDUFA goal date of February 28, 2021

•     Potentially the first antibacterial and antifungal catheter lock solution in the US to prevent catheter related infections in hemodialysis patients

Berkeley Heights, NJ – August 31, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company’s submitted New Drug Application (NDA) for Defencath™, its product candidate to be used as a catheter lock solution in hemodialysis patients for the prevention of catheter related blood stream infections (CRBSI). The FDA had previously granted a rolling submission and review, which the Company completed at the end of June. The FDA also granted priority review and set a Prescription Drug User Fee Act (PDUFA) date of February 28, 2021 for the completion of its review for approval of the NDA. The Agency noted that it is planning to hold an advisory committee meeting to discuss the application and that it had not identified any potential review issues at this time.

Khoso Baluch, CorMedix CEO commented, “The NDA acceptance is truly a momentous achievement for CorMedix, the internal and external teams involved with the submission, and most importantly, the hemodialysis patient community. We are proud of our team for exceptional effort to get us to this point and look forward to bringing Defencath to patients to prevent the serious complications and costs associated with CRBSI in this significant patient population.”

Phoebe Mounts, CorMedix Executive Vice President and General Counsel, further added, “Having been actively involved with the Defencath program and regulatory journey for the past several years, it is very rewarding to have the FDA’s acceptance of our first NDA as an essential step toward our goal of offering Defencath in the U.S. as the first antimicrobial catheter lock solution for the prevention of life-threatening CRBSI in hemodialysis patients. We are very appreciative that the Agency granted priority review and despite the ongoing pandemic, we look forward to continuing to work together expeditiously to complete the review of the Defencath NDA to address an unmet medical need.”

The FDA grants priority review to applications for potential therapies that, if approved, would be significant improvements in the safety or effectiveness of the treatment, diagnosis or prevention of serious conditions when compared to standard applications. CorMedix included in the Defencath NDA submission positive results from the 795 patient LOCK-IT-100 clinical trial, which demonstrated a good safety profile and a highly statistically significant reduction of 71% (p=0.0006) in CRBSI in patients undergoing hemodialysis compared to heparin, the current standard of care. Defencath had been granted Fast Track and Qualified Infectious Disease Product (QIDP) designations by the FDA, which provided eligibility to request priority review of the NDA.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. Defencath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop Defencath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Defencath development path, including whether a second Phase 3 clinical trial will be required for approval of Defencath’s marketing approval; the resources needed to secure approval of the new drug application for Defencath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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